ARTICLE III Directors

Section 2. Directors - Number~~; Classes~~. The Board of Directors shall consist of not less than eight (8) nor more than eighteen (18) members, with the exact number to be set from time to time by the Board.

Commencing with the annual meeting of shareholders in 2012, each director shall hold office until the next succeeding annual meeting or until such director's successor is duly elected and qualified, unless such director shall sooner die, resign or be removed or disqualified; provided however, that any director serving as of July 26, 2011, who had been prior to that date elected by the shareholders to a term expiring after the date of the 2012 annual meeting, shall continue to serve until the end of such term, unless such director shall sooner die, resign or be removed or disqualified. If it shall happen at any time that the election of directors shall not be held on the day designated by the By-Laws of the Corporation, such election may be held on any other day at a special meeting of the shareholders called and held for that purpose. ~~The Board of Directors shall consist of not less than eleven (11) nor more than thirty-two (32) members, the exact number to be set from time to time by the Board. Commencing with the annual meeting of shareholders in 1979, the Board of Directors shall be divided into three classes, Class I, Class II, and Class III, as nearly equal in number as possible . At the annual meeting of shareholders in 1979, directors of the first class (Class I) shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders, directors of the second class (Class II) shall be elected to hold office for a term expiring at the second succeeding annual meeting of shareholders, and directors of the third class (Class III) shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. At each annual meeting of shareholders subsequent to the annual meeting of shareholders in 1979, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Nominees for election shall be selected and approved by the Corporate Governance & Nominating Committee, and shall be presented to the Board of Directors for nomination for election by the shareholders at each respective annual meeting of shareholders Any increase or decrease in the authorized number of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible. No decrease in the authorized number of directors shall shorten the term of any incumbent director. If it shall happen at any time that the election of directors shall not be held on the day designated by the By-Laws of the Corporation, such election may be held on any other day at a special meeting of the shareholders called and held for that purpose.~~

Pursuant to the Corporate Governance & Nominating Committee Charter, nominees for election shall be selected and approved by the Corporate Governance & Nominating Committee. The Committee will consider any director candidates recommended by shareholders in accordance with applicable laws and regulations, or as provided below. Shareholders may nominate director candidates by writing to the

Committee and providing the candidate’s name, biographical data and qualifications. The Corporation’s policy regarding procedures to be followed by shareholders in submitting such recommendations shall be disclosed in the Corporation’s annual proxy statement.

Section 3. Election of Directors; Terms; Removals; Vacancies. ~~If at any meeting of shareholders, due to a vacancy or vacancies, or otherwise, directors of more than one class are to be elected, each class of directors to be elected at the meeting shall be elected in a separate election.~~ Each director shall hold office for the term for which he/she is elected in accordance with these By-Laws, and until his/her successor is elected and qualified or until his/her earlier death, resignation or removal. The entire Board or any one or more directors may be removed with or without cause if (1) at a meeting specially called for the purpose of removing directors, the holders of at least two-thirds of the outstanding shares of stock then entitled to vote in elections of directors shall vote for such removal, and (2) as to any director, the number of shares voted against removal would not be sufficient to elect him if then cumulatively voted in an election of the entire Board of Directors~~, or, if there be classes of directors, at an election of the class of directors of which he is a part~~. If the office of any director is vacant by reason of death, resignation, removal or increase in the number of authorized directors due to amendment of the By-Laws, the Corporate Governance & Nominating Committee may select and approve, and a majority of the other directors (though less than a quorum) may appoint, a director to fill the vacancy until a successor shall have been duly elected at a shareholders meeting, which election shall be not later than the next regularly scheduled annual meeting of the shareholders~~. Any successor so elected at a shareholders meeting shall be elected for a term that shall expire on the same date as the term of his predecessor would have expired.~~